INVESTOR RELATIONS AGREEMENT

This Agreement is made as of this 1st day of April 2009, by and between Optex Systems (the “Company” or “OPTX”), a corporation duly organized and existing under the laws of the State of Delaware, having its principal place of business at 1420 Presidential Drive, Richardson, TX. 75081 and American Capital Ventures, Inc. (the “Consultant”), a corporation duly organized and existing under the laws of the State of Florida, with offices at 2875 N.E. 191st Street, Suite 904, Aventura, Florida 33180.

WHEREAS, the Company manufactures optical sighting systems and assemblies primarily for Department of Defense (DOD) applications;

WHEREAS, the Consultant is experienced in providing consulting and investor relations advice to publicly-traded companies and;

WHEREAS, the Company wishes to retain the services of the Consultant on a non-exclusive basis on the following terms and conditions:

1.           The Company hereby retains the services of the Consultant for a period of one year from date above.

2.           In exchange for the Consulting Services (as that term is defined below) rendered during the Initial Term. The Consultant shall receive a monthly cash fee of $5,000 (five thousand) payable upon the execution of this agreement and the 1st of every month for the next 11 months. The Consultant shall also receive a fee of 1,000,000 (one million) “Rule 144” restricted shares with 250,000 shares being released from escrow and due on the date of execution of this Agreement and then 68,190 shares being released from escrow on the one month anniversary of the date of execution thereof , and 68,181 released from escrow on each of the two through 11 month anniversaries of the date hereof. All shares are considered earned as due. The Consultant shall also be reimbursed actual reasonable travel and other out of pocket expenses which will be billed in arrears and are due payable within (15) days of the Company’s receipt of the subject bill(s). All travel and other out of pocket expenses must be pre approved by the Company.

3.           The Consultant shall utilize its best efforts to provide the following services to the Company: (a) assist the Company in making presentations to interested brokerage firms, hedge funds and institutional investors that buy and follow security and defense companies (b) coordinate meetings with  analysts to cover the Company’s stock and help disseminate the Company’s investment profile to these analysts, as well as brokerage firms, hedge fund managers and institutional investors through a variety of electronic and manual sources, (c) a review of public relations and marketing materials that have been, or may be, distributed to the U.S. financial community and make appropriate suggestions as to how these materials can or should be changed, (d) advise the Company on symposium presentations, as well as investor conferences, (e) through media contacts, attempt to initiate interviews for the Company on news shows such as CNBC, CNN and Bloomberg.  The services referred to in this paragraph shall be known as the “Consulting Services.”

4.           The Consultant shall be an independent contractor and shall have no right or authority to assume or create any obligations or responsibility, express or implied, on behalf of or in the name of the Company, unless specifically authorized in writing by the Company.  No provision of this Agreement shall be construed to preclude the Consultant, or any officer, director, agent, assistant, affiliate or employee of the Consultant from engaging in any activity whatsoever, including, without limitation receiving compensation for managing investments, or acting as an advisor, broker or dealer to, or participate in, any corporation, partnership, trust or other business entity or from receiving compensation or profit therefore.  The Consultant shall have no obligation to present any business combination to the Company and shall incur no liability for its failure to do so.

5.          The Consultant (including any person or entity acting for or on behalf of the Consultant) shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by the gross negligence or intentional misconduct of the Consultant or any person or entity acting for or on behalf of the Consultant.

6.           The Company and its present and future subsidiaries, jointly and severally, agree to indemnify and hold harmless the Consultant and its present and future shareholders as well as its and their officers, directors, affiliates, associates, employees, shareholders, attorneys and agents (“Indemnified Parties” or “Indemnified Party”) against any loss, claim, damage or liability whatsoever (including reasonable attorneys’ fees and expenses), to which such Indemnified Party may become subject as a result of performing any act (or omitting to perform any act) contemplated to be performed by the Consultant pursuant to this Agreement if such act or omission did not violate the provisions of Section 4 of this Agreement and was not otherwise due to the Consultant’s negligence, gross negligence or intentional misconduct or failure to act when action was required.  So long as the Company has not provided counsel to the Indemnified Party in accordance with the terms of this Agreement, the Company and its subsidiaries agree to reimburse the defense of any action or investigation (including reasonable attorneys’ fees and expenses) subject to an understanding from such Indemnified Party to repay the Company or its subsidiaries if it is ultimately determined that such Indemnified Party is not entitled to such indemnity.  In case any action, suit or proceeding shall be brought or threatened, in writing, against any Indemnified Party, it shall notify the Company within twenty (20) days after the Indemnified Party receives notice of such action, suit or such threat.  The Company shall have the right to appoint the Company’s counsel to defend such action, suit or proceeding.  The Indemnified Party, or its co-counsel, shall promptly supply the Company’s counsel with copies of all documents, pleadings and notices that are filed, served or submitted in any of the aforementioned.  No Indemnified Party shall enter into any settlement without the prior written consent of the Company.

7.           This Agreement shall be binding upon the Company and the Consultant and their respective successors and assigns.

8.           If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever; (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held, invalid illegal or unenforceable.

9.           No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any other provisions hereof (whether or not similar) shall be binding unless executed in writing by both parties hereto nor shall such waiver constitute a continuing waiver.

10.         This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which shall constitute one and the same Agreement.

11.         This Agreement shall be governed by the laws of the State of Florida.  The parties agree that, should any dispute arise in the administration of this Agreement, the dispute shall be resolved through arbitration under the rules of the American Arbitration Association, with its location in Miami, Florida.

12.         This Agreement contains the entire agreement between the parties with respect to the services to be provided to the Company by the Consultant and supersedes any and all prior understandings, agreement or correspondence between the parties.

13.  Consultant agrees to keep all information provided to it by the Company confidential.  CONSUTLANT AGREES TO NOT TRADE IN THE COMPANY’S STOCK WHILE IN POSSESSION OF ANY MATERIAL INSIDE INFORMATION UNTIL THREE BUSINESS DAYS AFTER SUCH INFORMATION IS MADE PUBLIC BY THE COMPANY.

IN WITNESS WHEREOF, the Company and the Consultant have caused this Agreement to be signed by their duly authorized representatives as of the day and year first above written.

	Optex Systems, Inc.		American Capital Ventures, Inc.

By:	/s/ Stanley A. Hirschman	By:	/s/ Howard Gostfrand
	Name: Stanley A. Hirschman		Name: Howard Gostfrand
	Title: President		Title: President